Exhibit 99.1

News Release	EPL Oil & Gas, Inc. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Oil & Gas, Inc. Announces Pricing of

$300 Million Private Placement of 8.25% Senior Notes due 2018

New Orleans, Louisiana, October 18, 2012…EPL Oil & Gas, Inc. (“EPL” or the “Company”) (NYSE:EPL) announced today the pricing of its private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers $300 million in aggregate principal amount of 8.25% senior unsecured notes due 2018 (the “Senior Notes”). The offering size represents an increase of $50 million over the Company’s previously announced intention to offer $250 million in aggregate principal amount of its Senior Notes. The net proceeds from the private placement of the Senior Notes, after deducting the initial purchasers’ discount and estimated offering expenses payable by EPL, are expected to be approximately $288 million. The Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis, by all of EPL’s existing material subsidiaries. The closing of the offering of the Senior Notes is expected to occur on or about October 25, 2012.

The net proceeds from the sale of Senior Notes will be deposited into escrow pending completion of the Company’s previously-announced acquisition from Hilcorp Energy GOM Holdings, LLC of 100% of the issued and outstanding member interests of Hilcorp Energy GOM, LLC, which owns certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the “Hilcorp Acquisition”). Upon release of the net proceeds from escrow at the closing of the Hilcorp Acquisition, EPL will use those net proceeds to fund a portion of the purchase price for the Hilcorp Acquisition.

As previously announced, EPL received a commitment from BMO Capital Markets and its affiliates to provide the financing necessary to complete the Hilcorp Acquisition through an amendment and restatement of EPL’s senior credit facility, which, among other things, increases the facility size from $250 million to $750 million and extends the maturity to the date four years after the closing date. In addition, the borrowing base under this expanded credit facility will be increased from $200 million to $425 million in conjunction with the Hilcorp Acquisition. The effectiveness of the amendment and restatement of the senior credit facility and the increase in the maximum availability under EPL’s senior credit facility is subject to the satisfaction of certain terms and conditions, including the closing of the Hilcorp Acquisition. As of June 30, 2012, on an as adjusted basis, after giving effect to this increase in EPL’s senior credit facility’s maximum availability and borrowings under EPL’s senior credit facility and the application thereof to fund a portion of the purchase price and related expenses of the Hilcorp Acquisition and the completion of the transactions contemplated by the Hilcorp Acquisition, EPL estimates that it would have approximately $230 million in availability under its senior credit facility.

The Hilcorp Acquisition is expected to close in the first half of the fourth quarter, assuming all conditions to closing of the Hilcorp Acquisition have been satisfied. The private placement of Senior Notes is not a condition to the closing of the Hilcorp Acquisition. If the closing of the Hilcorp Acquisition does not occur on or prior to December 31, 2012, or if the purchase and sale agreement regarding the Hilcorp Acquisition is terminated at any time on or prior to December 31, 2012, EPL will be required to use the escrowed funds to redeem the Senior Notes at a price equal to 100% of the principal amount plus accrued interest to the redemption date.

The securities to be sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. EPL plans to offer and sell the Senior Notes only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. Actual results may differ materially due to a variety of important factors. Among other items, such factors might include: the failure of the conditions to the closing of the sale of the Senior Notes to be satisfied or waived; the failure of the conditions to the closing of the Hilcorp Acquisition to be satisfied or waived; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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